Exhibit 10.55

SinoTech Energy Limited	Employment Agreement

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) dated as of September 1, 2010, is entered into by and between SinoTech Energy Limited (the “Company”) and Mr. Zhang Boxun, a citizen of People’s Republic of China, ID No. 110107197603200018, (the “Executive”).

WHEREAS, the Company has appointed the Executive to the position of Chief Financial Officer effective September 1, 2010, and the Executive has accepted such appointment;

WHEREAS, in connection with such appointment, the Company and the Executive desire to enter into this Agreement;

NOW, THEREFORE, in consideration of the Executive’s appointment as Chief Financial Officer, and for other good and valuable consideration the receipt of which is hereby acknowledged, it is agreed by the Executive and Company as follows:

Section 1.                  Employment

The Company hereby employs the Executive as Chief Financial Officer of the Company and Tianjin New Highland Science and Technology Development Co., Ltd. (“TNH”, collectively with the Company, the “Group Companies”), a wholly owned subsidiary of the Company incorporated in the People’s Republic of China (the “PRC”) (the “Employment”). The term of the Employment, pursuant to this Agreement, will commence on September 1, 2010 (the “Commencement Date”) and will continue for three (3) years or until the earlier termination of this Agreement as described in Section 11 hereof (the “Employment Term”). The Executive hereby accepts such Employment.

Section 2.                  Job Responsibilities

(a)                             During the Employment Term, the Executive’s duties shall include all jobs assigned by, and the Executive shall report to, the Company’s Chief Executive Officer and the board of directors of the Company (the “Board”), including but not limited to:

a.                                       taking charge of the preparation of the annual audit of the consolidated financial statements and the quarterly review of quarterly consolidated financial statements of the Group;

b.                                      reporting to the audit committee of the Board as necessary;

c.                                       arranging equity, equity-linked, debt (including bank borrowings) financings for the Group;

d.                                      participating in and organizing future potential mergers and acquisitions by the Group;

e.                                       maintaining communications with investors and analysts and a sound relationship with all relevant parties in connection with the Company’s initial public offering and future financings;

f.                                         establishing and maintaining the sound operation of the internal control system of the Group.

The Executive’s services will be performed primarily in the PRC.

(b)                            The Executive shall devote the Executive’s full business time to the performance of, and use his best efforts to perform, his duties hereunder and shall comply with all applicable laws, regulations and rules as well as the Memorandum and Articles of Association of the Group Companies and the guidelines, policies and procedures of the Company approved from time to time by the Board.  The Executive shall adhere to good business ethics and practices and shall not take advantage of his position for personal gains. If the Executive is selected as a director of the Company, the Executive shall refrain from voting, in his/her capacity of a director of the Company, on matters in relation to his/her employment or termination of his/her employment at meetings of the board of directors of the Company.

(c)                             Except with the prior written approval of the Company, the Executive shall not render commercial or professional services of any nature to any person or organization, whether or not for compensation, and the Executive will not directly or indirectly engage, participate, invest, finance or otherwise assist in any business activity that is potentially competitive in any manner with the business of the Group Companies or any business activity that may cause the Executive to be in conflict of interest with the Company, whether or not for profit.

Section 3.                  Compensation and Benefits

As full consideration for the services to be provided by the Executive under this Agreement and as full compensation for the obligations and restrictions to be imposed on the Executive by this Agreement, the Company shall pay the Executive, and the Executive agrees to accept, the Base Salary (as defined below), stock option and other incentive programs, and other benefits as set forth in this Section 3.

(a)                             Base salary.  The Company shall pay the Executive an annual salary (the “Base Salary”) of RMB1,200,000, which shall be payable on a monthly basis in twelve equal instalments at a monthly fixed amount of RMB100,000 on the 28th day of each month and subject to deductions for taxes and other withholdings as required by applicable laws and regulations.  The annual salary may be paid by the Company or by TNH based upon advice from the Company’s accountants and it being agreed that the first of such twelve-month period shall commence on September 1, 2010.  If the Company is satisfied with the performance of the Executive during the first year of the Employment, 100% of the RMB1,200,000 Base Salary shall be paid in each subsequent year on a monthly basis in twelve equal instalments at a monthly fixed amount of RMB100,000 on the 28th day of each month starting from the second year of the Employment and subject to deductions for taxes and other withholdings as required by applicable laws and regulations.

(b)                            Taxes.  All taxes regarding the Executive’s compensation are and shall remain the Executive’s responsibility and will be borne by the Executive.  If the Company bear an obligation to withhold and collect taxes in accordance with any laws or regulations, the Company shall do so.  The Company agrees to endeavour to structure the payment of the Executive’s compensation in a tax-efficient manner in compliance with applicable laws and regulations and acceptable to the Company’s accounting firm and legal advisors.

(c)                             Stock options.  For rendering services, the Executive shall be eligible to or receive the equity compensation as set forth in Exhibit A attached hereto and any other equity compensation that the Company may award to the Executive at the Company’s discretion.

(d)                            Benefits.  The Executive shall be eligible to receive any benefit as the Company generally provides to its senior executives of comparable position in accordance with the benefit plans established and amended from time to time by the Company in its sole discretion, including, but not limited to, any retirement plan, life insurance plan, health insurance plan, unemployment, and other social insurance and housing fund benefits, and travel/holiday plan in accordance with applicable PRC law and regulations. The Company agrees to elect the Executive as a member of the Board and provide the Executive with director and office liability insurance effective on or before the date of the initial public offering (“IPO”) of the Company’s shares, the terms of which insurance will be determined by the Company. The annual paid vacation of the Executive shall be ten (10) days, in addition to the statutory holidays provided in accordance with the applicable PRC laws and regulations.  If during any calendar year the Executive is employed for less than the full calendar year, the Executive’s annual paid vacation will be pro-rated for such calendar year.

Section 4.                  Business Expenses

The Company shall reimburse the Executive, in accordance with the Company’s policies and practices in effect from time to time, for all the Expenses reasonably incurred by the Executive in performance of the Executive’s duties hereunder.

Section 5.                  Confidentiality and Non-Disclosure.

(a)                             The Executive recognizes and acknowledges that he will have access to certain information of the Company and its subsidiaries and that such information is confidential and constitutes valuable, special and unique property of the Company.  The parties agree that the Company has a legitimate interest in and is entitled to the protection of its interests in the Confidential Information (as defined below).  Without the prior written consent of the Company or pursuant to applicable law, the Executive shall not at any time, either during or subsequent to the term of this Agreement, disclose to others, use, copy or permit to be copied any Confidential Information of the Company (regardless of whether developed by the Executive) except pursuant to his duties to and on behalf of the Company, it successors, assigns or nominees.

(b)                            Confidential Information” shall mean all information related to any aspect of the business of the Company and its subsidiaries which is either information not known by actual or potential competitors of Company or is proprietary information of Company, whether of a technical nature or otherwise.  Confidential Information includes disclosures, processes, systems, methods, formulae, devices, patents, patent applications, trademarks, intellectual properties, instruments, materials, products, patterns, compilations, programs, techniques, sequences, designs, research or development activities and plans, specifications, computer programs, source codes, conceptions, technology, technical data, costs of production, pricing policies, volume of sales, promotional methods, marketing plans, lists of names or classes of customers or personnel, lists of suppliers, business plans, business opportunities, financial information, corporate structure and know-how, whether disclosed to the Executive directly or indirectly, in writing or orally, or in the form of correspondence, image, object or otherwise, or embodied in memoranda, manuals, letters or other documents, computer disks, tapes or other information storage devices, hardware, or other media or vehicles.

Section 6.                  Inventions

(a)                             Inventions.  The term “Inventions” includes, without limitation, any and all processes, inventions, ideas, designs and discoveries (whether or not patentable or registrable under copyright or similar laws and whether or not reduced to practice), technology, original works of authorship, developments, improvements, formulas, patents, copyrights, compositions of matter, computer software programs, databases, mask works and trade secrets that are conceived, developed or reduced to practice by the Executive alone or with others.

(b)                            Inventions Retained and Licensed.  Exhibit B of this Agreement sets forth all Inventions which were made by the Executive prior to his Employment with the Company (collectively, the “Prior Inventions”). Such Prior Inventions, which belong to the Executive and are related to the Company’s proposed business, products or research and development, are not assigned to the Company hereunder. In case that there is no Prior Invention listed in Exhibit B hereof, the Executive hereby confirms that no Prior Invention exist. If in the course of his Employment with the Company, the Executive incorporates into a Company product, process, machine or other project a Prior Invention owned by the Executive or in which the Executive has an interest, the Executive hereby grants to the Company a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (which may be freely transferred by the Company to any other person or entity) to make, have made, modify, use, sell, sublicense and engage in other actions with respect to such Prior Invention as part of or in connection with such product, process or machine.

(c)                             Assignment of Inventions. The Executive agrees that he will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, without further compensation, all his right, title, and interest in and to any and all Inventions which the Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time the Executive is in the employment of the Company and within twelve (12) months after the termination or expiration of the Employment, except as provided in Section 6(d) below. The Executive further agrees that all patentable and copyrightable works which are made by the Executive (solely or jointly with others) within the scope of and during the period of his Employment with the Company, are “works for hire” and the Executive hereby assigns all proprietary rights, including patent and copyright, in these works to the Company or its successor in interest without further compensation.

(d)                            Unrelated Inventions. Inventions as referenced to in Section 6 hereof does not include inventions which the Executive can demonstrate to be developed entirely on his own time without using the Company’s equipment, supplies, facilities or trade secret information (the “Unrelated Inventions”), unless those inventions that are either (i) related at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or (ii) result from any work performed by the Executive for the Company.  The Executive agrees to disclose promptly to the Company all such Unrelated Inventions and to provide the Company or its assignee first rights of refusal to license such disclosed Unrelated Inventions within three months after his disclosure of such Unrelated Inventions based on commercially negotiated terms.

(e)                             Maintenance of Records. The Executive agrees to keep and maintain adequate and current written records of all Inventions made by the Executive (solely or jointly with others) during the Employment Term.  The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(f)                               Patent and Copyright Registrations.

a.                                       The Executive agrees to assist the Company, or its designee, upon the instruction of the Company, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents or other intellectual property rights relating thereto.

b.                                      The Executive further agrees that his obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of the Executive’s mental or physical incapacity or for any other reason to secure his signature to apply for or to pursue any application for any domestic or foreign patents or copyright registrations covering Inventions assigned to the Company as above, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Executive.

(g)                            This Section 6 shall survive the termination of this Agreement for any reason.

Section 7.                  Information of Previous Employer

The Executive agrees that during his Employment with the Company he will not inappropriately use or disclose any proprietary information or trade secrets owned by any previous employer of the Executive or any other individual or entity obtained prior to his Employment with the Company, nor will he bring to the Company any such non-public document or proprietary information.

Section 8.                  Information of Third Parties

The Executive hereby acknowledges that the Company has received and may continue to receive from third parties confidential or proprietary information.  The Executive agrees to keep in strict confidence all of such confidential or proprietary information in his possession and to refrain from using or disclosing to any individual, entity or company such confidential or proprietary information, except that such use or disclosure is in compliance with the agreement between the Company and such third party and is necessary for the performance of relevant work on behalf of the Company. This Section 8 shall survive the termination of this Agreement for any reason.

Section 9.                  Non-competition and Non-Solicitation

(a)                             The Executive agrees that, except with the prior written approval of the Board, during the Employment Term and for a period of two (2) years following the termination of the Employment (for whatever reason), the Executive shall not, directly or indirectly:

a.                                       refer or attempt to refer to any third party any business in which the Company or its Affiliates currently engage or will likely engage or participate, including, without limitation, solicitation or provision of any business or services that are essentially similar to the business of the Company or its Affiliates on behalf of any individual, company or other entity who was then an existing or prospective customer, supplier or partner of the Company or its Affiliates.

b.                                      solicit any person with whom the Company or its Affiliates maintains employment or consulting relation to leave their employment with the Company or its Affiliates, or to employ any such person, or otherwise direct or cause any such person to terminate his employment or consulting relationship with the Company or its Affiliates.

For the purpose of this Agreement, “Affiliate” means any individual or entity directly or indirectly controlled by the Company.  For the purpose of this section, “Control” means the direct or indirect possession of the power to direct or cause to direct the management and policies of such individual or entity, whether through ownership of voting securities, by contract or otherwise, including, without limitation, (a) the direct or indirect ownership of 50% or more of the outstanding stocks or other equity interests issued by such entity, (b) direct or indirect ownership of the 50% or more voting power of such entity, or (iii) the power to appoint, directly or indirectly, a majority of the members of the board of directors or other similar decision-making organization of such entity.

(b)                            During a period of two years following the termination of the Employment (for whatever reason), without the prior written consent of the Company, the Executive shall not, directly or indirectly, engage in any manner in any business that may compete with the business of the Company anywhere in the world, and without the prior written consent of the Company, the Executive shall not, directly or indirectly, anywhere in China (including the People’s Republic of China, Taiwan and the special administrative regions of Hong Kong and Macau), own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any person or entity that competes with the Company.

(c)                             In the event that the Executive is in breach of the provisions of this section, the restricted period set forth above shall be extended by the length of the period of such breach.

(d)                            The Executive acknowledges that the compensation to be paid by the Company shall have contained any and all economic consideration for each and all obligations of the Executive under this Section 9.

(e)                             Each covenant contained in this Section 9 constitutes an independent covenant, and if any covenant is unenforceable, other covenants shall continue to be valid and binding. In the event the term of any restriction or the territorial restriction contained in this Section 9 is finally determined by a competent court to have exceeded the maximum extent deemed reasonable and enforceable by such court, then this Agreement shall be amended as such to adopt the longest term or largest territory deemed by such court to be enforceable.

(f)                               All covenants contained in this Section 9 shall be interpreted as a separate agreement independent of other provisions of this Agreement.  Any lawsuit or claim brought by the Executive against the Company (whether by virtue of this Agreement or any other agreement) shall not constitute a defence against the enforcement of this Section 9 by the Company.

(g)                            This Section 9 shall survive the termination of this Agreement for any reason. In the event the Executive breaches this Section 9, the Executive shall pay the Company compensation as much as his annual Base Salary. The Executive acknowledges that there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).  In any event, the Company shall have right to seek all remedies permissible under applicable law.

Section 10.           No Conflict.

The Executive represents and warrants that the execution by the Executive of this Agreement, the Employment with the Company, and the performance by the Executive of his duties and responsibilities pursuant to this Agreement will not breach any of his legal or contractual obligation to any prior employer of the Executive or any other parties, including, without limitation, any obligation in respect of proprietary or confidential information or intellectual property rights of such party.

Section 11.           Termination of Employment.

(a)                             Termination by Reason of Death.  The Executive’s Employment shall terminate automatically upon the Executive’s death. In the event that Employment of the Executive by the Company terminates as a result of the Executive’s death, the Executive’s estate will receive all unpaid compensation accrued as of the date of the termination of the Employment as provided in Section 3 hereof; provided that the Company may deduct and withhold any amount to which it is entitled or as required under applicable laws and regulations.  In addition, upon termination, the Executive shall be eligible to receive an amount equal to three (3) months of the Executive’s then-current Base Salary payable in the form of salary continuation.  Thereafter, all obligations of the Company under this Agreement shall terminate.  Nothing contained herein shall prevent the estate or heirs of the Executive from being entitled to any interest or other applicable benefits under any life insurance programs (if any).  If the death of the Executive occurs during the performance of his duties for the Company, the Company shall pay to the appropriate beneficiaries a special compensation at an amount to be determined by the Company which shall not exceed the annual Base Salary of the Executive as set forth in Section 3(a) hereof.

(b)                            Termination by Reason of Disability.  The Company may terminate the Executive’s Employment by reason of the Executive’s Disability during the Employment Term, provided that such termination is permitted by applicable laws.  For the purpose of this Section 11(b), “Disability” means that the Executive has been unable to, as a result of his physical or mental impairment, perform his duties under this Agreement for sixty (60) consecutive business days, unless a longer period is required by applicable law, in which case such longer period would apply. A termination of the Executive’s Employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), unless the Executive returns to full-time performance of the Executive’s duties before the Disability Effective Date.  Upon termination, the Company shall pay all compensation of the Executive accrued up to the date of termination pursuant to Section 3 hereof; provided, however, that the Company may deduct and withhold any amount to which it is entitled or as required under applicable laws and regulations.  In addition, upon termination, the Executive shall be eligible to receive an amount equal to three (3) months of the Executive’s then-current Base Salary payable in the form of salary continuation. Thereafter, all obligations of the Company under this Agreement shall terminate.  The provisions of this Section 11(b) shall not affect the Executive’s rights under any disability program that he participates (if any).

(c)                             Termination by Mutuality.                            The Executive’s Employment may be terminated by the Company and the Executive by mutual written consent.

(d)                            Termination by Expiration.                            The Executive’s Employment shall automatically terminate on the date when the Employment Term expires unless the Company and the Executive enter into a new employment agreement within one month prior to the expiration of the Employment Term.

(e)                             Termination for Cause.  The Company may terminate the Executive’s Employment for Cause. “Cause” shall exist upon the occurrence of one of or more of the following events: (a) the Executive commits willful misconduct or gross negligence in performance of his duties hereunder (“Malfeasance”) and fails to correct such Malfeasance within a reasonable period specified by the Company (the “Correction Period”) after the Company has sent the Executive a written notice demanding correction within the Correction Period; (b) the Executive seriously violates the internal rules of the Company and fails to correct such violation within a reasonable period specified by the Company (the “Correction Period”) after the Company has sent the Executive a written notice demanding correction within the Correction Period; (c) the Executive is convicted by a court of theft, fraud or other criminal offense; or (d) the Executive seriously breaches his/her duty of loyalty to the Company or an Affiliate under the laws of the Cayman Islands, the PRC or other relevant jurisdictions. The Company may terminate the Employment of the Executive for Cause at any time without prior written notice.  Upon termination, the Company shall pay all compensation of the Executive accrued up to the date of termination pursuant to Section 3 hereof; provided, however, that the Company may deduct and withhold any amount to which it is entitled under applicable laws and regulations.  Thereafter, all obligations of the Company under this Agreement shall terminate.

(f)                               Termination without Cause.  The Company may terminate the Executive’s Employment without Cause by giving written notice sixty (60) days in advance of such termination.  Upon termination, the Executive shall be eligible to receive an amount equal to three (3) months of the Executive’s then-current Base Salary payable in the form of salary continuation (including, for the avoidance of doubt, any portion accrued and payable pursuant to Section 3(a)(ii) hereof, if any); provided, however, that the Company may deduct and withhold any amount to which it is entitled or as required under applicable laws and regulations.  Thereafter, all obligations of the Company under this Agreement shall cease.

(g)                            Termination by Executive.

a.                                       The Executive may terminate the Employment for Good Reason, which means any material breach of this Agreement by the Company that is not remedied by the Company promptly after receipt of the remedy request from the Executive. A termination of the Employment by the Executive for Good Reason shall be effectuated by the Executive’s giving the Company written notice sixty (60) days in advance of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies.  Upon termination, the Executive shall be eligible to receive an amount equal to one (1) month of the Executive’s then-current Base Salary payable in the form of salary continuation; provided, however, that the Company may deduct and withhold any amount to which it is entitled or as required under applicable laws and regulations.  Thereafter all obligations of the Company under this Agreement shall cease.

b.                                      The Executive may terminate the Employment without Good Reason by giving the Company written notice sixty (60) days in advance of such termination.

No severance or other separation benefits shall be paid to the Executive.

Section 12.           Return of Documents

The Executive agrees to promptly return to the Company all documents and materials in any form received by the Executive by virtue of his Employment with the Company upon or prior to the termination of his Employment with the Company, including, without limitation, all originals and copies of any Confidential Information as defined in Section 5 hereof as well as any part thereof, together with all equipment and other tangible or intangible assets of the Company.  The Executive agrees not to retain any document or material that contains such Confidential Information or any copy thereof. This Section 12 shall survive the termination of this Agreement for any reason.

Section 13.           Indemnification

A breaching party shall indemnify and hold harmless the non-breaching party from and against any and all expenses, liabilities or losses (including any interest paid or suffered as a result of any breach of this Agreement and attorney’s fees) incurred or suffered by the non-breaching party as a result of any breach by the breaching party of this Agreement.

Section 14.           Miscellaneous Provisions

(a)                             Assignment.  The Executive agrees that he will not transfer, assign or otherwise dispose of (whether voluntarily, involuntarily or by operation of law) any rights or interests under this Agreement, and the rights of the Executive shall not be subject to any security interest or creditors’ claims. Any such transfer, assign or other disposal shall be invalid. Nothing contained in this Agreement shall prevent the Company from merging into or with any other company or selling all or substantially all of the assets of the Company, or transfer this Agreement or any obligation under this Agreement.  In the event of any change in the ownership interest or the control of the Company, the provisions of this Agreement shall continue to apply and shall be binding upon any successors. Notwithstanding and subject to the foregoing, this Agreement shall be valid and binding upon, and inure to the benefit of, the successor, representative, heirs and permitted assigns of each party, and shall not vest in any other individual or entity any interest.

(b)                            Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Hong Kong Special Administrative Region.

(c)                             Severability; Enforceability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

(d)                            Amendment and Waiver.  This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement executed by both of the parties hereto.  Any failure or delay to assert any right, remedy or power shall not be construed as a waiver of such right, remedy or power. All rights and remedies existing under this

Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

(e)                             Entire Agreement.  Except as other provided herein, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter.  Except as other provided herein, any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

(f)                               Alternative Dispute Resolution.  When the two parties dispute over this contract, both parties shall make their best effects to resolve the dispute through friendly consultation and mediation. If such consultation or mediation fails to resolve the dispute, either party may resort to legal procedure in the local court where the Company located.

(g)                            Notices.  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and delivered to the following addresses or any other addresses designated by each party in writing from time to time:

To the Company:

3/F, No. 19 Ronghua South Road,

Beijing Economic & Technological Development Area

Beijing, 100176

People’s Republic of China

Facsimile No.: 86 10 8712 5500

Attention of:  Mr. Xin Guoqiang

To the Executive:

3/F, No. 19 Ronghua South Road,

Beijing Economic & Technological Development Area

Beijing, 100176

People’s Republic of China

Facsimile No.: 86 10 8712 5500

Attention of:  Mr. Zhang Boxun

Any notice shall be deemed to have been duly given and made:

a.                                       if by hand or courier, on the date of actual delivery;

b.                                      if by prepaid and registered mail, on the fourth business day after the date of dispatch; or

c.                                       if by fax, on the date on which the fax is transmitted (as evidenced by the confirmatory report with fax number, pages transmitted and date of transmission).

(h)                            Counterparts.  This Agreement shall have two (2) counterparts, each of which shall have the same legal effect.

[Remaining Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

SinoTech Energy Limited

By:	/s/ Qingzeng Liu

Name: Qingzeng Liu
Title: Director
Place of Execution:

Zhang Boxun

/s/ Zhang Boxun
(Signature)

Place of Execution:

Exhibit A

EQUITY COMPENSATION

Following the Commencement Date, you will be granted options to acquire certain number of common shares of the Company (“Pre-IPO Options”) on the date of completion of the IPO (“Grant Date”) under the Company’s 2010 Equity Incentive Plan (the “2010 Equity Incentive Plan”) and in accordance with the following key terms:

Number of Shares:	US$2,000,000/IPO price per share.

Exercise price:	30% of the IPO price per share.

Vesting Schedule:	60% of the Pre-IPO Options: 1 year from the Grant Date
20% of the Pre-IPO Options: 2 years from the Grant Date
20% of the Pre-IPO Options: 3 years from the Grant Date

The Executive represents that he understands and agrees that, although the Company is actively preparing an IPO, the occurrence of the IPO is also dependent on market and other external factors and therefore cannot be guaranteed. Notwithstanding the foregoing Vesting Schedule, no Pre-IPO Options shall vest before the completion of the IPO. For the avoidance of doubt, upon the completion of the IPO, the Pre-IPO Options shall vest and become exercisable in accordance with the Vesting Schedule.  In the event that the Employment is terminated for any reason pursuant to the terms of this Agreement before the completion of the IPO, the Executive shall not be granted the Pre-IPO Options as provided herein.

Any unvested options as of the date of the Executive’s departure from the Company will automatically be cancelled and will revert to the Company.

Notwithstanding anything to the contrary and without prejudice to the other rights and remedies of the Company under this Agreement, in the event that the Executive leaves the Company to join a competitor of the Company (as the Company may determine) during the Employment Term, any unexercised options (vested and unvested) will be immediately cancelled and will revert to the Company on the date of resignation.

Exhibit B

PRIOR INVENTIONS

NONE.